UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2018

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

__________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2018, Web.com Group, Inc. (referred to as "Web.com" or "the Company") entered into Amendment No. 3 (the “Amendment”) to that certain Credit Agreement dated as of September 9, 2014 (the “Existing Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent, Bank of America, N.A., BMO Harris Bank, N.A., BBVA Compass, Fifth Third Bank, PNC Bank, National Association, Regions Bank, SunTrust Bank, Wells Fargo Bank, National Association, BankUnited, N.A., Barclays Bank PLC, Citizens Bank, N.A., Deutsche Bank Securities Inc., Royal Bank of Canada and the other lenders from time to time party thereto.

The Amended Credit Agreement provides for (i) a revolving credit facility of $400 million, which was undrawn at closing and replaces the revolving credit facility of $260 million that was provided for under the Existing Credit Agreement and (ii) a $400 million term loan facility, which was funded in its entirety at closing. The Company used the proceeds of the term loan facility to repay loans outstanding under the Existing Credit Agreement and to pay related fees and expenses. The Company expects to use the proceeds of future borrowings under the revolving credit facility for general corporate purposes, for which the intention includes, among other things, repayment of its senior convertible notes due August 15, 2018 at maturity, of which $258.75 million remain outstanding.

The Amended Credit Agreement extended the maturity date of both the term loan facility and revolving credit facility from March 31, 2021 to April 30, 2023.

Loans under the term loan facility and revolving credit facility bear interest, at the applicable Company’s option, at a rate equal to either (i) the LIBOR rate, plus an applicable margin ranging from 1.50% to 2.50% per annum, or (ii) the prime lending rate, plus an applicable margin ranging from 0.50% to 1.50% per annum, in each case based upon the consolidated first lien net leverage ratio (as defined in the Amended Credit Agreement). A commitment fee will accrue at a rate equal to a range of 0.25% to 0.40% per annum based on undrawn availability under the revolving credit facility.
The Company is permitted to make voluntary prepayments at any time without payment of a premium or penalty. The Company is required to make mandatory prepayments of outstanding loans under the Amended Credit Agreement (without payment of a premium) with (i) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (ii) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions) and (iii) net cash proceeds from issuances of debt (other than certain permitted debt). Loans under the term loan facility will amortize in quarterly installments of $5.0 million, commencing with the fiscal quarter ending December 31, 2018.
The Amended Credit Agreement contains customary representations and warranties, and customary affirmative and negative covenants applicable to the Company and its restricted subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. The Amended Credit Agreement contains financial covenants that require the Company and its restricted subsidiaries not to (i) exceed a maximum secured net leverage ratio or (ii) fall below a interest coverage ratio. The Amended Credit Agreement contains customary events of default, including without limitation, a “change of control”.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.3Amendment, dated April 30, 2018, to the Credit Agreement, dated as of September 9, 2014, by and among Web.com Group, Inc., the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.1 to the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 17, 2016, and incorporated by reference here).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.
(Registrant)

Date: May 3, 2018
/s/ Matthew P. McClure
Matthew P. McClure, Secretary